Exhibit 99.1

[AMERICAN WOODMARK LOGO]

P. O. Box 1980
Winchester, VA 22604-8090

News Release

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes
Treasurer
Treasurer

AMERICAN WOODMARK CORPORATION

UPDATES THIRD QUARTER EXPECTATIONS

Winchester, Virginia (January 30, 2003) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced updated expectations for the third quarter ended January 31, 2003, as outlined in the forward-looking statements included in the Company’s second quarter press release dated December 3, 2002.

The Company currently expects net sales to increase approximately 5% versus the 10% to 12% anticipated in the December release. Commenting on the revised outlook for sales growth, Jake Gosa, President and Chief Executive Officer, stated, “American Woodmark continues to operate in an uncertain economic environment. The new construction markets remain healthy and demand for the Company’s products in this sector remain on forecast. The shortfall in revenue versus our previously announced expectations for the third fiscal quarter is the result of weaker than anticipated demand in the remodeling sector.”

Continuing, Gosa added, “Less than anticipated demand on the remodel side is the result of two primary factors. After several years of relatively mild weather, the Midwest, Mid-Atlantic and Northeast regions of the country have experienced a more normal winter season in late December and early January. This weather pattern has resulted in lower demand. Second, The Home Depot has publicly announced a reduction in their sales outlook from a 3% to 5% decline in comparative store sales to an approximately 10% decline in comparative store sales. The decline is due to a variety of factors including a decision to not repeat the extensive promotional activities of last year and the aggressive merchandising transformation to enhance store appearance and product assortments. As a significant supplier to The Home Depot, the order rate for American Woodmark products is also being impacted by these factors.”

Based on the new sales outlook, American Woodmark currently expects earnings for the third quarter ending January 31, 2003 to be between $0.60 and $0.65 per diluted share compared with a First Call estimate of $1.03 per share and previous guidance of $1.00 to $1.05 per share. In the third quarter of the prior year, the Company reported earnings of $0.91 per diluted share.

Regarding the revised earnings outlook, Gosa commented, “As we discussed in our second quarter press release and conference call in December, margins in the early part of the current fiscal quarter were negatively impacted by temporary inefficiencies relating to an imbalance in material flows. The majority of the change to our earnings outlook is due to lower than anticipated volumes and the financial impact of excess capacity.”

Looking forward, Gosa noted, “We anticipate announcing full third quarter financial results during the last week of February. At that time, we will detail our expectations for volume through the fourth fiscal quarter ending April 30, 2003. Order activity over the next several weeks should provide insight into the strength of the remodel sector as we approach the spring selling season.”

In closing, Gosa remarked, “The adjustment to our financial outlook for the third quarter is disappointing. However, we remain confident about both the long-term position of the Company and our overall strategy. Our industry and primary markets remain fundamentally sound and we continue to actively develop our strategic partnerships with the major home centers, with national and large regional builders and with select distributors. We have expanded production capacity and are in a position to capitalize on market opportunities. Our balance sheet and financial resources remain extremely strong.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities, for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors. The Company presently operates thirteen manufacturing facilities and eight service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. American Woodmark Corporation is not responsible for changes made to this document by wire services or Internet services.

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